Vringo to Present at the Rodman & Renshaw Annual Global Investment Conference on September 13th

Vringo to Discuss Growth Strategy, Business Model, and Increasing Popularity of Mobile Social and Video Applications Around the Globe

NEW YORK, Sep 07, 2011

Vringo, Inc. (NYSE Amex: VRNG), a provider of software platforms for mobile social and video applications, announced today that the Company will participate in the Rodman & Renshaw Annual Global Investment Conference, to be held September 11-13, 2011 at the Waldorf=Astoria Hotel in New York City. The Company's presentation at the conference will take place in the Sutton Suite at 10:00 a.m. Eastern on Tuesday, September 13th.

The Company's President, Andrew Perlman, will also participate in one-on-one meetings with conference attendees and discuss the Company's growth strategy, business model, and the increasing popularity of mobile social and mobile video applications around the globe. A live webcast of the presentation will be available to investors and interested parties at http://www.wsw.com/webcast/rrshq20/vrng.

Registration is mandatory. For more information regarding the conference, visit http://www.rodmanandrenshaw.com.

To schedule one-on-one meetings with the Company at this event or in the New York area, please contact a Rodman & Renshaw representative directly or call Darren Minton at 212-521-4405, or email info@trilogy-capital.com.

About Vringo

Vringo (NYSE Amex: VRNG) is a leading provider of software platforms for mobile social and mobile video services. With its award-winning video ringtone application and other mobile software platforms - including Facetones, Video Remix and Fan Loyalty - Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. Vringo's video ringtone service enables users to create or take video, images and slideshows from virtually anywhere and turn it into their visual call signatures. In a first for the mobile industry, Vringo has introduced its patented VringForward technology, which allows users to share video clips with friends with a simple call. Vringo's Facetones(TM) product creates an automated video slideshow using friends' photos from social media web sites and photo sites, which is played each time a user makes or receives a mobile call. Vringo's Video ReMix application, in partnership with music artists and brands, allows users to create their own music video by tapping on a Smartphone or tablet. Lastly, Fan Loyalty is a platform that lets users interact, vote and communicate with contestants in reality TV series, as well as downloading and setting clips from such shows as video ringtones. Vringo's video ringtone application has been heralded by The New York Times as "the next big thing in ringtones" and USA Today said it has "to be seen to be believed." For more information, visit: www.vringo.com.

For comprehensive investor relations material, including fact sheets, white papers, conference calls and video regarding Vringo and its applications, please follow the appropriate link: Investor Portal, White Paper,Overview Video and Facetones Video.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Vringo, Inc.
Company Contact:
Vringo, Inc.
Aaron Godfrey, Director of Communications
646-525-4319 x 2547
agodfrey@vringo.com
Skype: agodfrey_vringo
Twitter: @vringo
or
Financial Communications:
Trilogy Capital Partners, Inc.
Darren Minton, President
Toll-free: 800-592-6067
info@trilogy-capital.com